Exhibit 5.1

March 12, 2026	2555 Grand Blvd.
Kansas City
O’Reilly Automotive, Inc.	Missouri 64108
233 South Patterson	t 816.474.6550
Springfield, Missouri 65802	f 816.421.5547

Re:	O’Reilly Automotive, Inc. Public Offering of Notes

Dear Ladies and Gentlemen:

We have been retained as special Missouri counsel for O’Reilly Automotive, Inc., a Missouri corporation (“O’Reilly”) in connection with the public offering of $850,000,000 aggregate principal amount of O’Reilly’s 5.100% Senior Notes due 2036 (the “Notes”), issued pursuant to an indenture, dated May 20, 2019 (the “Base Indenture”), as supplemented by the seventh supplemental indenture, dated as of March 12, 2026 (together with the Base Indenture, the “Indenture”), by and between O’Reilly and U.S. Bank Trust Company, National Association (f/k/a U.S. Bank National Association). O’Reilly entered into an underwriting agreement, dated as of March 5, 2026 (the “Underwriting Agreement”), with BofA Securities, Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named in “Schedule I” of the Underwriting Agreement (the “Underwriters”) relating to the sale by O’Reilly to the Underwriters of the Notes.

We have reviewed copies of the Indenture, the Notes, and the Underwriting Agreement. We have reviewed the Good Standing Certificate with respect to O’Reilly issued by the Secretary of State of Missouri dated March 3, 2026. We have also reviewed the organizational documents of O’Reilly. We have also examined copies of resolutions adopted by the board of directors of O’Reilly on February 24, 2026, and by the pricing committee of the board of directors of O’Reilly on February 26, 2026, each certified by the Secretary of O’Reilly as of March 12, 2026.

We have assumed for purposes of this opinion that: (i) all certifications of public officials and officers of O’Reilly concerning factual matters are accurate and complete; (ii) all signatures are genuine, the documents submitted to us as originals are authentic and the documents submitted to us as copies conform to the originals; (iii) the statements, recitals, representations and warranties as to matters of fact set forth in the Indenture are accurate and complete; (iv) the Notes have been duly authenticated, issued and delivered in accordance with the terms of the Indenture and the Underwriting Agreement; and (v) each of the Underwriting Agreement and the Indenture has been duly authorized, executed and delivered by all parties thereto (other than O’Reilly).

ATLANTA | BOSTON | CHICAGO | DENVER | HARTFORD | HOUSTON | JERSEY CITY | KANSAS CITY | LONDON | LOS ANGELES | MIAMI | NEW YORK

ORANGE COUNTY | PHILADELPHIA | SAN FRANCISCO | SEATTLE | ST. LOUIS | TAMPA | WASHINGTON, D.C

March 12, 2026

As to facts material to this opinion, we have, with your permission, relied upon certificates and oral and written statements of officers of O’Reilly and on the representations and statements of fact made in the Indenture and Underwriting Agreement. Except to the extent expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of any fact. We are not generally familiar with the business or operations of O’Reilly and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of O’Reilly or the rendering of the opinions set forth below.

Based on the foregoing and in reliance thereon and on the assumptions and subject to the qualifications and limitations set forth in this opinion, we are of the opinion that:

1.	The Notes have been duly authorized by all required corporate action of O’Reilly.

2.	The Notes have been duly executed by O’Reilly to the extent governed by Missouri law.

Our opinions are based on the assumptions (upon which we have relied with your consent) and subject to the qualifications and limitations set forth in this letter, including the following:

A.	We are expressing no opinion with respect to any document other than the Notes and are expressing no opinion as to the validity or enforceability of any document.

B.	We express no opinion with respect to the accuracy, completeness or sufficiency of any information contained in any filings with the Securities and Exchange Commission (the “Commission”) or any state securities regulatory agency, including the Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) filed with the Commission, under the Securities Act of 1933, as amended (the “Securities Act”) relating to the Notes.

C.	This opinion is limited to the matters specifically stated in this letter, and no further opinion is to be implied or may be inferred beyond the opinions specifically stated herein. In addition to the assumptions previously stated, this opinion is based solely on the state of the law as of the date of this opinion and factual matters in existence as of such date, and we specifically disclaim any obligation to monitor or update any of the matters stated in this opinion or to advise the persons entitled to rely on this opinion of any change in law or fact after the date of this opinion which might affect any of the opinions stated herein. We are qualified to practice law in the State of Missouri, and we do not purport to be experts on, or to express any opinion herein concerning, any matter governed by the laws of any jurisdiction other the laws of the State of Missouri.

March 12, 2026

This opinion is furnished to you for your benefit in connection with the filing of the Prospectus Supplement (to Prospectus, dated April 1, 2025), dated March 5, 2026, relating to the offering of the Notes filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations under the Securities Act.

We also hereby consent to the filing of this opinion with the Commission as an exhibit to O’Reilly’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement pursuant to Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K promulgated under the Securities Act. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement solely with respect to the laws of the State of Missouri as they apply to O’Reilly. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. No expansion of our opinions may be made by implication or otherwise. We express no opinion other than the opinions set forth herein.

Very truly yours,

/s/ Shook, Hardy & Bacon L.L.P.

Shook, Hardy & Bacon L.L.P.